Exhibit 10.6

Execution Copy

SUB-ADMINISTRATION AGREEMENT

This Sub-Administration Agreement (“Agreement”) dated and effective as of April 20, 2010, is by and among State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), THL Credit, Inc. (the “Company”), and THL Credit Advisors LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, the Company is a closed-end, management investment company that intends to elect to be regulated as a business development company;

WHEREAS, the Company has retained the Administrator to furnish administrative services to the Company; and

WHEREAS, the Company and the Administrator desire to retain the Sub-Administrator to furnish certain administrative services to the Company, and the Sub-Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF SUB-ADMINISTRATOR

The Company and the Administrator hereby appoint the Sub-Administrator to provide certain administrative services for the Company for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

2.	DELIVERY OF DOCUMENTS

The Administrator will promptly deliver to the Sub-Administrator copies of each of the following documents with respect to the Company and all future amendments and supplements, if any:

a.	The Company’s Certificate of Incorporation and By-laws;

b.	The Company’s pre-effective amendment No. 2 to its registration statement on Form N-2, SEC File No. 333-159636, any subsequent amendments thereto and any subsequent registration statements on Form N-2 and any subsequent amendments thereto (the most recent such registration statement or amendment thereto at any time being referred to as the “Registration Statement”);

c.	Certified copies of the resolutions of the Board of Directors of the Company (the “Board”) authorizing (1) the Company to enter into this Agreement and (2) certain individuals on behalf of the Administrator to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

Execution Copy

d.	A copy of the administration agreement between the Company and the Administrator; and

e.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator represents and warrants to the Administrator that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Sub-Administrator that:

a.	It is a limited liability company duly organized, existing and in good standing under the laws of the State of Delaware;

b.	It has the requisite power and authority under applicable laws and by its governing documents to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

Execution Copy

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Sub-Administrator that:

a.	The Company is a corporation duly organized, existing and in good standing under the laws of the State of Delaware;

b.	It has the requisite power and authority under applicable laws and by its Certificate of Incorporation to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Company’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

f.	The Company is an investment company that intends to file an election to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

g.	A Registration Statement has been filed under the Securities Act of 1933, as amended (the “Securities Act”); and

h.	As of the close of business on the date of this Agreement, the Company is authorized to issue shares of capital stock.

6.	SUB-ADMINISTRATION SERVICES

The Sub-Administrator shall provide the following services, subject to the authorization and direction of the Administrator or the Company and, in each case where appropriate, the review and comment by the Company’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator:

a.	Prepare for the review by designated officer(s) of the Administrator the Company’s financial statements and periodic financial reports required to be filed with the SEC on Form 10-K and Form 10-Q and financial information required by proxy statements, Form 8-K and such other reports, forms or filings as may be mutually agreed upon;

Execution Copy

b.	Coordinate the audit of the Company’s financial statements by the Company’s independent accountants, including the preparation of supporting audit workpapers and other schedules, and make such reports and recommendations to the Board (or the Audit Committee of the Board (“Audit Committee”)) concerning the performance of the independent accountants as the Board or the Audit Committee may reasonably request;

c.	Calculate management fees and incentive fees in accordance with the Company’s investment advisory agreement and/or other applicable documents;

d.	Calculate incentive amounts available for distribution to shareholders by the Company;

e.	Provide periodic testing of the Company with respect to compliance with the mandatory qualification requirements of the Internal Revenue Code of 1986 as amended (the “Code”) for status as a regulated investment company under Subchapter M of the Code, and as mutually agreed the requirements of the 1940 Act applicable to business development companies and the investment policies and restrictions of the Company contained in its Registration Statement for the Company as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Company as well as preparation of related Board materials; and

f.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Sub-Administrator.

g.	Implement and maintain a written information security program that contains appropriate security measures to safeguard the Personal Information (as defined below) of the Trust’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. Pursuant to Section 17.02 of the Standards for The Protection of Personal Information of Residents of the Commonwealth of Massachusetts (Massachusetts Privacy Standards), “Personal Information” is means an individual’s name and one or more of the following: Social Security number, driver’s license number, state-issued identification card number, financial account number, or debit or credit card number, with or without any required security code, access code, personal identification number or password, that would permit access to a resident’s financial account.

Execution Copy

The Sub-Administrator shall perform such other services for the Administrator and the Company that are mutually agreed to by the parties from time to time, for which the Company or the Administrator will pay such fees as may be mutually agreed upon in accordance with the provisions of Section 7 of this Agreement, including the Sub-Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

7.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Sub-Administrator shall receive from the Administrator with respect to the Company such compensation for the Sub-Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties. The fees shall be accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Administrator shall reimburse the Sub-Administrator for its out-of-pocket costs incurred in connection with this Agreement. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Administrator agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Company through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Company’s or the Administrator’s behalf or at the Administrator’s or the Company’s request or with the Administrator’s or the Company’s consent.

The Administrator acknowledges and agrees that the Company and/or the Administrator will bear all expenses that are incurred in the operation of the Company and not specifically assumed by the Sub-Administrator. Expenses to be borne by the Company and/or the Administrator, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Company’s Registration Statement, Form 10-K, Form 10-Q, Form 8-K, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Company or the Administrator directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of

Execution Copy

Board members; the compensation and expenses of any officer, director\trustee or employee of the Company; costs of preparation, printing, distribution and mailing, as applicable, of the Company’s shareholder reports; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and cost of independent pricing services and valuation firms used in determining the value of the Company’s assets.

The Sub-Administrator is authorized to and may employ, associate or contract with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and omissions.

8.	INSTRUCTIONS AND ADVICE

a. At any time, the Sub-Administrator may apply to any officer of the Company or his or her designee for instructions and may consult with its own legal counsel or outside counsel for the Company or the independent accountants for the Company at the expense of the Company or the Administrator, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement.

b. The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Company or the Administrator. Nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

9.	LIMITATION OF LIABILITY AND INDEMNIFICATION

The Sub-Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 7, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Company or the Administrator insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Company or the Administrator by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as Sub-Administrator hereunder. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence, bad faith, reckless disregard or willful misfeasance of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind

Execution Copy

whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Sub-Administrator’s liability under this Agreement shall be limited to such amount as may be agreed upon from time to time between the parties hereto.

The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Company or the Administrator or upon reasonable reliance on information or records given or made by the Company or the Administrator or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own negligence, bad faith, reckless disregard or willful misfeasance.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

10.	CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other parties regarding its business and operations. All confidential information provided by a party hereto shall be used by the other parties hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. No party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other parties. Notwithstanding the foregoing, each party acknowledges that the other parties may provide access to and use of confidential information relating to the other parties to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

Execution Copy

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Furthermore, and notwithstanding anything in this Section to the contrary, the Sub-Administrator may aggregate the Company’s data with similar data of other customers of the Sub-Administrator (“Aggregated Data”) and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents a sufficiently large sample that no Company data can be identified either directly or by inference or implication.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

11.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Sub-Administrator further agrees that all records that it maintains for the Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Sub-Administrator.

12.	SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator from time to time, have no authority to act or represent the Company or the Administrator in any way or otherwise be deemed an agent of the Company or the Administrator.

13.	TERM, TERMINATION AND AMENDMENT

(a)	This Agreement shall become effective as of the date first above written. The Agreement shall remain in effect unless terminated by a party on sixty (60) days’ prior written notice.

(b)	Upon termination of this Agreement, the Administrator shall pay to the Sub-Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

Execution Copy

(c)	This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

14.	NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the Administrator or the Company: THL Credit Advisors LLC., 100 Federal Street, 31st Floor, Boston, MA 02110, Attn: Terrence W. Olson, fax: 877-494-9096 ; if to the Sub-Administrator: State Street Bank and Trust Company, P.O. Box 5049, Boston, MA 02206-5049, Attn: Fund Administration Legal Department, fax: 617-662-3805.

15.	NON-ASSIGNABILITY

This Agreement shall not be assigned by a party hereto without the prior consent in writing of the other parties, except that the Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Sub-Administrator.

16.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Administrator, the Company and the Sub-Administrator and their respective successors and permitted assigns.

17.	ENTIRE AGREEMENT

This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

18.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

Execution Copy

19.	SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

20.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

21.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

22.	COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

THL CREDIT, INC.			THL CREDIT ADVISORS LLC

By:	/s/ Terrence W. Olson		By:	/s/ James K. Hunt
	Name:	Terrence W. Olson		Name:	James K. Hunt
	Title:	COO & CFO		Title:	CEO

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joseph C. Antonellis
	Name:	Joseph C. Antonellis
	Title:	Vice Chairman